UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): March 13, 2012

Comstock Homebuilding Companies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-32375	20-1164345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11465 SUNSET HILLS ROAD, FOURTH FLOOR

RESTON, VIRGINIA 20910

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 883-1700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 7, 2012, Comstock Cascades II, L.C. (“Cascades”), an entity in which Comstock Homebuilding Companies, Inc. (the “Company”) holds a controlling interest, conveyed its 103-unit apartment project known as The Commons On Potomac Square Apartments located in Sterling, Loudoun County, Virginia (the “Project”) to an affiliate of CAPREIT Acquisition Corporation (“Purchaser”), a Maryland corporation, pursuant to a Contract of Sale Agreement, as amended, dated October 31, 2012. The Project was sold for $19,350,000.

In connection with the closing of the transaction, Cascades placed in escrow $300,000 (the “Warranty Escrow”) to secure performance of certain post-closing warranty work and $650,000 (the “Claims Escrow”) to secure Cascades’ indemnification and other obligations set forth in the Agreement. The Warranty Escrow shall be released to Cascades upon completion of the post-closing warranty work and the Claims Escrow shall be released to Cascades in three equal installments at six, eight and twelve months from the date of settlement provided that no claims have been made against Cascades by the Purchaser.

At settlement, the Company received net proceeds of approximately $4,700,000 from the transaction after repayment of the existing loan from Cardinal Bank secured by the Project and the retirement of the non-controlling equity investment related to the Project.

On March 8, 2012, the Company issued a press release announcing the sale of the Project. A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibit

Exhibit Number	Description

99.1	Press release by Comstock Homebuilding Companies, Inc., dated March 8, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 13, 2012

COMSTOCK HOMEBUILDING COMPANIES, INC.

By:	/s/ Christopher Clemente
Christopher Clemente, Chief Executive Officer